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                USX Corporation                  Dan D. Sandman                                EXHIBIT 5
                600 Grant Street                 General Counsel
                Pittsburgh, PA 15219-4776        and Secretary
                412 433 1117
                Telecopier 412 433 2015
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                                                                  March 30, 1994

              Securities and Exchange Commission
              450 Fifth Street, N.W.
              Washington, D.C. 20549

              Gentlemen:

              I am General Counsel and Secretary of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the registration statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issuance of up to an aggregate of $750,000,000 principal amount of the Corporation's Debt Securities (the "Debt Securities").

              As General Counsel and Secretary, I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the Indenture between the Corporation and PNC Bank, N.A. pursuant to which the Debt Securities will be issued (the "Indenture"), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

              Based upon the foregoing, I am of the opinion that when the Debt Securities have been duly authorized and are executed and authenticated in accordance with the terms of the Indenture and delivered to holders against receipt of payment, the Debt Securities will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof. The foregoing opinion is qualified to the extent that enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting creditors rights generally and by general equitable principles.

              I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

              Very truly yours,


              /s/ Dan D. Sandman
              _______________________
              Dan D. Sandman